Exhibit g(2)

FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of January 1, 2018 by and between The Bank of New York Mellon (the “Fund Accounting Agent”), and each Fund (as defined below) on behalf of each of its Portfolios (as defined below).

WHEREAS, each of the Funds wishes to retain the Fund Accounting Agent to provide accounting services for each of the Portfolios, and the Fund Accounting Agent wishes to render such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	DEFINITIONS. As used in this Agreement:

“Applicable Authorities” means all laws applicable to a Fund or the Fund Accounting Agent, including without limitation the Securities Laws and all other applicable rules, regulations, official interpretations and guidance of a regulatory entity or agency having jurisdiction over a Fund or the Fund Accounting Agent.

“Authorized Person” means any of the persons duly authorized by the applicable Fund’s Board of Trustees or Directors to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund or one or more of its Portfolios as set forth in a certificate (which shall also set forth any limitations on such persons’ scope of authority), such certificate to be executed by the Secretary or Assistant Secretary of the applicable Fund, as the same may be revised from time to time.

“CEA” means the Commodities Exchange Act, as amended.

“Custodian” means, for each Portfolio, the custodian identified opposite such Portfolio’s name on Exhibit A.

“Funds” means the investment companies, or wholly owned subsidiaries thereof, identified on Exhibit A annexed hereto, and such additional Funds made subject to this Agreement pursuant to Section 13(e) hereof.

“Governing Documents” means, with respect to each of the Portfolios, (i) the declaration of trust, charter or other constituting document of the Fund of which the Portfolio is a series or portfolio, (ii) in the case of a Portfolio identified to the Fund Accounting Agent in writing as being an open-end fund, the currently effective prospectus and statement of additional information under the 1933 Act, offering circular or other comparable document, and (iii) a certified copy of the applicable Fund Board’s resolution approving the engagement of the Fund Accounting Agent to provide accounting services hereunder.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Manager” means, with respect to each Portfolio, the investment adviser or manager identified opposite such Portfolio’s name on Exhibit A.

“Portfolios” means the separate series or portfolios of the Funds identified on Exhibit A hereto, and such additional Portfolios made subject to this Agreement pursuant to Section 13(e) hereof, and, in the case of any closed-end investment company or other Fund for which no separate series or portfolio is so identified, the Fund itself.

“Proper Instructions” means (i) written instructions given by a person reasonably believed by the Fund Accounting Agent to be an Authorized Person to, and actually received by the Fund Accounting Agent in such form and manner as the Fund Accounting Agent and the Funds shall agree upon from time to time, including communications effected directly between protected electromechanical or electronic devices, in each case in accordance with such testing and authentication procedures as may be agreed to from time to time by the Fund Accounting Agent and the Funds (“Written Instructions”) and, (ii) subject to any limitations in scope of authority, oral instructions (“Oral Instructions”) received by the Fund Accounting Agent in such manner and in accordance with such testing and authentication procedures as the Fund Accounting Agent and the Funds shall agree upon from time to time, from a person reasonably believed by the Fund Accounting Agent to be an Authorized Person.

“SEC” means the Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

“Shares” mean the shares of beneficial interest of any Portfolio.

2.     APPOINTMENT. Each of the Funds hereby engages the Fund Accounting Agent as the Fund’s fund accounting agent to provide accounting services to each of the Portfolios in accordance with the terms set forth in this Agreement. The Fund Accounting Agent accepts such engagement and agrees to furnish such services in accordance with the provisions of this Agreement. The Fund Accounting Agent shall have no duties or responsibilities whatsoever other than those duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Fund Accounting Agent in connection with this Agreement. The Fund Accounting Agent shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by the Fund Accounting Agent do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person, and each Fund acknowledges that the Fund Accounting Agent does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. In the event that a new or revised regulatory requirement becomes applicable to a

Fund that requires a substantial change to the services provided under this Agreement or a substantial increase in the scope of the services provided hereunder, the Fund Accounting Agent shall provide a commercially reasonable proposal to the Fund in writing setting forth the terms applicable to such change or increase in scope and the Fund Accounting Agent and the Fund shall negotiate in good faith with respect to each such change or increase. The Fund Accounting Agent shall not be obligated to provide any substantial new service or increase in the scope of services hereunder unless and until the parties have agreed to the terms applicable to such new service or increase in scope.

3.	DUTIES OF THE FUND ACCOUNTING AGENT.

(a)     The Fund Accounting Agent shall maintain the books of account of each Portfolio and shall perform the following duties for each Portfolio, unless otherwise agreed to in writing by the Fund Accounting Agent and a Portfolio with respect to one or more Funds:

(i)      Record general ledger entries for investment, capital share and income and expense activities;

(ii)     For Funds identified to the Fund Accounting Agent in writing as investing primarily in master limited partnerships (an “MLP Fund”) and requiring “dual basis” accounting records, maintain books that are prepared on both a GAAP (generally accepted accounting practices) basis and a tax basis;

(iii)    Calculate daily expenses (including those related to leverage), calculate daily income, reconcile daily activity to the trial balance and update the cash availability throughout the day as required by the applicable Fund or its Manager;

(iv)    Maintain individual ledgers detailing investment securities activities;

(v)     Record changes in investment holdings resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting outstanding securities;

(vi)    Reconcile cash and investment balances of the Portfolio with the Custodian, and provide the Portfolio’s Manager daily with estimates of the beginning cash balance available for investment purposes;

(vii)   Calculate various contractual expenses (e.g., advisory and custody fees), monitor expense accruals and notify an officer of the Fund of any recommended adjustments and implement such adjustments upon receipt of Written Instructions, and control all disbursements and authorize such disbursements upon Written Instructions;

(viii)  Calculate the market value of each Portfolio’s securities and other investments daily (as more fully described below) and transmit the same to the Portfolio’s Manager;

(ix)    Calculate capital gains and losses, and determine the net income of each Portfolio;

(x)     Calculate daily, and more frequently as may be required by the Governing Documents or requested by the applicable Fund or its Manager, the net asset value of each Portfolio and promptly transmit the same pursuant to Written Instructions, which may be standing instructions;

(xi)    Calculate daily managed assets for each Fund that charges advisory fees based on managed assets;

(xii)   As appropriate, compute yields, total return, expense ratios (subject to contractual or voluntary limitation), portfolio turnover rate, and, if required, average dollar-weighted maturity for each Portfolio;

(xiii)  As appropriate, calculate the allocations of income, expenses, realized and unrealized gains and losses to feeder (spoke) funds in any master/feeder (hub/spoke) structures, in accordance with any special allocation procedure methodologies which may be in place and provided to the Fund Accounting Agent in advance;

(xiv)  Calculate the distribution rate for each Fund that declares and pays distributions on a daily basis;

(xv)   Monitor dividends and interest that are accrued but not received by each Fund and promptly report such information to the Fund and its Manager;

(xvi)  Promptly provide or otherwise make available such reports and statements to the applicable Portfolio’s Manager, on a daily basis or such other basis as shall be reasonably requested by the applicable Fund or its Manager and as may be agreed to by the Fund Accounting Agent, such agreement not to be unreasonably withheld; and transmit a copy of the daily portfolio valuation to the Portfolio’s Manager; and

(xvii)  Provide such financial reporting services as more fully set forth at Exhibit B attached hereto.

The Fund Accounting Agent, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund. The Fund Accounting Agent shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to the Fund Accounting Agent in Proper Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value or the appropriate tax accrual rate to be applied and to be used by the Fund Accounting Agent to calculate such amount. The Fund Accounting Agent shall include any foreign tax reclaims as Fund assets if the Fund shall have specified to the Fund Accounting Agent in Proper Instructions the precise amount of the same to be included. Notwithstanding the foregoing, the Fund Accounting Agent shall calculate the applicable foreign withholding tax on a Fund’s foreign investments.

All amounts to be calculated or computed by the Fund Accounting Agent hereunder shall be calculated or computed in accordance with the method, if any, set forth in the applicable

Portfolio’s then current prospectus and in the most current valuation policy approved by the Board of Trustees or Directors of the applicable Fund that has been provided to the Fund Accounting Agent by an Authorized Person. Each Fund shall provide timely prior notice to the Fund Accounting Agent of any modification in the manner in which such calculations to be performed, and the Fund Accounting Agent shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to the Fund Accounting Agent. To the extent that there may be multiple methods of making any such calculation or computation, the Fund Accounting Agent shall identify the available methods of calculation or computation to the applicable Funds and/or Portfolios and shall employ such methods as may be specified to the Fund Accounting Agent by means of Written Instructions. Such Written Instructions shall constitute a representation by the Fund that the same are consistent with all Applicable Authorities and with the Fund’s Governing Documents.

(b)      The Fund Accounting Agent undertakes to comply with all applicable requirements of Applicable Authorities having jurisdiction over the services provided to the Fund and Portfolios and over the Fund Accounting Agent with respect to the duties to be performed by the Fund Accounting Agent hereunder.

(c)      Without limitation of the generality of the preceding subsection (b), the Fund Accounting Agent shall create, maintain and retain books and records for each Portfolio in such a manner as will meet the obligations of the Fund (i) under the 1940 Act in connection with the services provided hereunder, including without limitation the requirements of Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, and (ii) the CEA in connection with the services provided hereunder for any Portfolio identified to the Fund Accounting Agent in writing as being a commodity pool operated by a registered commodity pool operator. All books and records created for or on behalf of any Fund and maintained hereunder shall be the property of the applicable Fund and shall at all times during the regular business hours of the Fund Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund, the independent public accountants of the applicable Fund, and employees and agents of the SEC. The Fund Accounting Agent shall preserve for the period(s) required by (i) the 1940 Act and the CEA, as applicable, and (ii) any court order, regulatory action or subpoena communicated to the Fund Accounting Agent by the Funds, the books and records required to be maintained thereunder. All such books and records shall be maintained in a form reasonably acceptable to the applicable Fund, and shall be reasonably arranged and indexed by the Fund Accounting Agent in a manner that permits reasonably prompt location, access and retrieval of any particular record, including, if requested by a Fund, within the time period specified by Applicable Authorities. The Fund Accounting Agent shall not destroy any files, records or documents created or maintained by the Fund Accounting Agent pursuant to this Agreement except in accordance with its record retention policy as communicated to the Funds from time to time or if such destruction is authorized by the Fund by means of Written Instructions. Upon a Fund’s request, the Fund Accounting Agent shall promptly surrender to such Fund all books and records of the Fund maintained by the Fund Accounting Agent pursuant to this Agreement in the format reasonably specified by the Fund. Notwithstanding the above, if the format specified by the Fund is not a format the Fund Accounting Agent utilizes to maintain the books and records, the Fund shall pay the expenses reasonably incurred by the Fund Accounting Agent in converting such books and records to the requested format.

(d)     For purposes of calculating the market value of a Portfolio investment, the Fund Accounting Agent shall utilize prices and/or bid, offer, mean or market values (collectively, “Prices”) obtained from sources designated by the Portfolio’s Manager (collectively, the “Authorized Price Sources”) on the Price Source Schedule annexed hereto as Exhibit C, as the same may be amended by the applicable Fund and the Fund Accounting Agent from time to time, or otherwise designated by means of Written Instructions (the “Price Source Authorization”). If such prices and/or bid, offer, mean or market values are not available from Authorized Price Sources, the Fund Accounting Agent shall notify the Portfolio’s Manager in a timely manner and shall follow procedures that may be established from time to time between the parties hereto for the purposes of establishing the value of such Portfolio investment. At any time and from time to time, the Fund also may furnish the Fund Accounting Agent with Prices of securities or other assets and instruct the Fund Accounting Agent in Proper Instructions to use such information in its calculations hereunder. The Fund Accounting Agent shall not override valuations received from an Authorized Price Source without Written Instructions from an Authorized Person. The Fund Accounting Agent shall perform tolerance checks in accordance with the Fund Accounting Agent’s internal practices and procedures and shall provide such further valuation services, including without limitation back-testing and stale price reviews, as shall be reasonably requested by the applicable Fund or the Portfolio’s Manager from time to time, and shall make available to the Portfolio’s Manager from time to time such information or data about any Authorized Price Sources as may be reasonably requested by the Fund or the Portfolio’s Manager and that is otherwise available to the Fund Accounting Agent. Notwithstanding the foregoing, the Fund Accounting Agent shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the Manager or any other pricing source (subject to the performance by the Fund Accounting Agent of the obligations described in the immediately preceding sentence), nor shall the Fund Accounting Agent have any responsibility to identify, in performing services similar to the services provided pursuant to this Agreement for others, different valuations of the same or other securities of the same issuers. In addition, in the event that any services performed by the Fund Accounting Agent hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by the Fund Accounting Agent which it, in its reasonable judgment, deems reliable, the Fund Accounting Agent shall not have any responsibility or be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information, except to the extent of any initial tolerance checks that may be agreed upon between the Fund and Fund Accounting Agent from time to time.

(e)     The Fund Accounting Agent shall commence and maintain utilization of, and subscriptions to, all securities pricing or similar service requested by the Funds, unless the Fund Accounting Agent reasonably determines that it is unable or cannot reasonably be expected to do so with respect to any particular pricing or similar service. The Fund Accounting Agent shall provide the Funds with as much advance notice as is reasonably possible prior to terminating its utilization of or subscription to any securities pricing or similar service. In no event shall the Fund Accounting Agent be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable

Fund. Notwithstanding any other provision contained in this Agreement, the Fund Accounting Agent is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. The Fund Accounting Agent is solely responsible for processing such securities, as identified by the applicable Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(f)     The Fund Accounting Agent shall provide information from the books and records of the Funds to their respective independent public accountants, along with such other analyses and summaries as may be reasonably requested by the Fund or the Portfolio’s Manager and as may be mutually agreed to by the Fund and the Fund Accounting Agent.

(g)     In order to minimize the disruption of the services to be provided under this Agreement or any exhibit, schedule or annex hereto, the Fund Accounting Agent shall implement and maintain directly or through third parties contingency facilities and procedures reasonably designed to provide for periodic back-up of the computer files and data with respect to the Portfolios and emergency use of electronic data processing equipment to provide services under this Agreement or any exhibit, schedule or annex hereto. The Fund Accounting Agent shall, upon reasonable request, discuss with senior management of the Funds such disaster recovery plan and shall, upon reasonable request, provide a high-level presentation summarizing such plan or such other information as may be required for the Fund’s compliance with the Securities Laws and the rules and regulations thereunder. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Fund Accounting Agent’s control, the Fund Accounting Agent shall, at no additional expense to the Funds, Portfolios or their Managers, take reasonable steps to minimize service interruptions.

(h)     Upon any termination of services hereunder (whether as to only certain Funds or Portfolios or as to all services under this Agreement), the Fund Accounting Agent shall take commercially reasonable steps, without additional compensation (except as may be specifically agreed in writing by the applicable Fund or Manager in connection with any special or unduly burdensome transitional arrangements), to transfer the books and records and any other property of the applicable Fund held hereunder to a successor provider of accounting services and to provide reasonable assistance in connection with the transition.

(i)     Annually, and as may otherwise be reasonably requested by a Fund, the Fund Accounting Agent shall deliver to such Fund a copy of each SSAE 18 (SOC 1) Type II audit report (or any comparable successor report thereto) prepared in accordance with all applicable industry standards by a qualified independent third party with respect to services hereunder.

(j)     The Fund Accounting Agent will maintain systems that, subject to execution by the Funds of the Fund Accounting Agent’s Electronic Access Terms and Conditions, allow each Fund to access and download on a remote basis such information maintained in the Fund Accounting Agent’s databases as may be agreed upon from time to time in writing by any Fund and the Fund Accounting Agent.

4.	KEY PERFORMANCE INDICATORS.

(a)     The Fund Accounting Agent and the Funds may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that any such key performance indicators (hereinafter referred to as “KPIs” or, individually as a “KPI”) shall be agreed upon in writing by the parties and shall be reflected in one or more schedules to this Agreement. The Fund Accounting Agent and the Funds acknowledge that any failure to perform in accordance with KPIs shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies, provided that, such failure may be a breach giving rise to contractual or other remedies if it is persistent and not remedied after consultation. Nothing in this Section 4 shall modify any party’s applicable standard of care under this Agreement; nor shall any meeting or discussion among the parties regarding KPIs be construed to prevent a party from pursuing any remedy otherwise available to it pursuant to this Agreement.

(b)     The parties agree to periodically review the Fund Accounting Agent’s performance against the KPIs. Where any such review reveals that the Fund Accounting Agent’s performance with respect to any KPI has been unsatisfactory, as measured in accordance with any schedule to this Agreement pertaining to such KPI, for three consecutive months (a “Rectification Trigger”), the Funds may, in their sole discretion, invoke the process set out in this Section 4(b):

(i)     The Fund Accounting Agent shall investigate, assemble and preserve (in accordance with its records management policy) all pertinent information with respect to, and report the root causes of the problem that led to the Rectification Trigger;

(ii)     The Fund Accounting Agent shall propose an appropriate written corrective action plan (“Rectification Plan”) with respect to such failure and in any event within ten (10) business days, or as otherwise reasonably agreed by the parties. The Rectification Plan shall set out the anticipated improvements (“Anticipated Improvements”) and the timeline over which those improvements are expected to be realized (“Plan Period”), which shall be no longer than sixty (60) days (without the Funds’ prior written consent). The Funds shall review the Rectification Plan within five (5) business days and shall (without liability or any resulting obligation or deemed acceptance of approach) comment on the Rectification Plan, suggest improvements and challenge any assumptions and ideas embodied in the Rectification Plan. It is acknowledged that the Funds shall not be obligated or required to acknowledge the Rectification Plan will achieve the relevant KPIs. Upon approval of the Rectification Plan, the Fund Accounting Agent shall, as soon as reasonably practicable, implement the Rectification Plan so as to deliver the anticipated improvements;

(iii)     The Fund Accounting Agent shall provide the Funds with regular updates of the progress of the Rectification Plan and the parties shall periodically review the progress during the Plan Period;

(iv)     The Fund Accounting Agent shall as soon as reasonably practicable notify the Funds in writing of any material changes to the Rectification Plan from time to time and the reasons for those changes; and

(v)     At the end of the Plan Period, the Fund Accounting Agent shall report on whether the Rectification Plan has delivered the Anticipated Improvements in accordance with this Section 4(b).

5.      DELIVERY OF DOCUMENTS AND INFORMATION; REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)     Upon becoming a party to this Agreement, each of the Funds shall provide the Fund Accounting Agent with a copy of its Governing Documents (unless the same has previously been provided to the Fund Accounting Agent), and will provide the Fund Accounting Agent with a copy of amendments, supplements and modifications thereof from time to time. The Fund Accounting Agent shall not be deemed to have notice of any information contained in such Governing Documents or other materials until they are actually received by the Fund Accounting Agent.

(b)     Each Fund on a timely basis shall provide, or cause to be provided by the applicable Manager, transfer agent, Custodian or other Portfolio service provider, (i) data, notices and other information regarding Portfolio activities requisite for, and as a condition to, the performance of the Fund Accounting Agent’s duties pursuant to Section 2 hereof, including without limitation information as to the following: securities trade authorizations, currency transactions, cash transaction reports, portfolio process, exchange rates, capital stock activity reports, portfolio securities activities, schedule of dividends or distributions, dividend or distribution declarations, dividend reconciliations/confirmations, corporate actions, service provider fee schedules, Portfolio budgets (including expense budgets), and Fund accounting policy determinations (including amortization and complex investment policies) and (ii) instructions, explanations, information, specifications and documentation reasonably deemed necessary by the Fund Accounting Agent in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s), in the case of each of clause (i) above and this clause (ii), to the extent reasonably requested by the Fund Accounting Agent; provided, however, that for the avoidance of doubt, a Fund’s failure to deliver information requisite for the Fund Accounting Agent’s performance of a particular duty hereunder shall not excuse the Fund Accounting Agent’s performance of its other duties under this Agreement, unless such information is required for the Fund Accounting Agent’s performance of such other duties or such other duties are otherwise dependent on the particular duty to which such required information relates.

(c)     Each Fund hereby represents, warrants and covenants to the Fund Accounting Agent (which representations, warranties and covenants shall be deemed to be continuing) that:

(i)     it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

(ii)    it is empowered under applicable laws and by its Governing Documents to enter into this Agreement;

(iii)    all corporate proceedings required by its Governing Documents and applicable laws have been taken to authorize it to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms; and

(iv)    the terms of this Agreement and the fees and expenses associated with this Agreement have been fully disclosed to the Board of Trustees or Directors of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement and any such fees and expenses.

(d)      The Fund Accounting Agent hereby represents, warrants and covenants to each Fund (which representations, warranties and covenants shall be deemed to be continuing) that:

(i)      it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

(ii)     it is empowered under applicable laws and by its governing documents to enter into this Agreement; and

(iii)    all corporate proceedings required by its governing documents and applicable laws have been taken to authorize it to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of the Fund Accounting Agent, enforceable in accordance with its terms.

(e)     Each Fund acknowledges for itself and its users that certain information provided by the Fund Accounting Agent on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by the Fund Accounting Agent is supplied to the Fund Accounting Agent pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor with respect to such information. Therefore, each Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by the Fund Accounting Agent on its websites in any way not contemplated by this Agreement without the express written permission of the Fund Accounting Agent; provided that each Fund, on behalf of itself and its users, may use Fund information or data without restriction.

6.	PROPER INSTRUCTIONS.

(a)     Each Fund, directly or through the applicable Manager, as the case may be, shall communicate instructions in a timely manner to the Fund Accounting Agent by Proper Instructions, except as otherwise specifically provided by this Agreement.

(b)     The applicable Fund, as the case may be, agrees promptly to forward or cause to be forwarded to the Fund Accounting Agent Written Instructions confirming Oral Instructions, provided that that failure of such confirming Written Instructions to be received by the Fund Accounting Agent shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions, and provided further that if Written Instructions confirming

Oral Instructions are inconsistent with such Oral Instructions, any actions of the Fund Accounting Agent prior to receipt of such Written Instructions shall not be invalidated and the only obligation of the Fund Accounting Agent in connection therewith shall be to promptly notify the Manager of the applicable Fund of such inconsistency.

(c)     At any time, the Fund Accounting Agent may request Written Instructions from a Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for the Fund Accounting Agent, provided that the Fund Accounting Agent at its own expense communicates to the Fund such opinion of counsel to the Fund Accounting Agent within a reasonable period of time prior to taking the action in question. Written Instructions requested by the Fund Accounting Agent will be provided by a Fund within a reasonable period of time.

7.	STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)     The Fund Accounting Agent shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence such as a person having responsibility for the provision of accounting services to management investment companies registered under the 1940 Act would exercise, to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement (the “Standard of Care”), and shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages arise out of the Fund Accounting Agent’s willful misfeasance, bad faith, negligence or otherwise from a breach of this Agreement. Without limiting the foregoing, the Fund Accounting Agent shall not be liable for any damages arising out of any matter with respect to which the Fund Accounting Agent is otherwise relieved of liability or entitled to be held harmless as provided elsewhere in this Agreement. In no event shall a party to this Agreement be liable for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. For the avoidance of doubt, net asset value (NAV) error losses under the terms of the Fund’s NAV error correction policy (as provided to the Fund Accounting Agent by the Fund) shall be deemed direct damages for purposes of this Agreement and not consequential damages under this Section 7(a).

(b)     Without limiting the generality of the foregoing or of any other provision of this Agreement (including without limitation Section 3(g) above), the Fund Accounting Agent shall not be liable for losses suffered by any of the Funds due to factors beyond its reasonable control (including acts of civil or military authority, national emergencies, general work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply), provided that, for the avoidance of doubt, a Fund’s failure to perform its obligations under this Agreement shall be excused to the extent that such failure to perform is caused by or results from the Fund Accounting Agent’s aforementioned failure to perform.

(c)     The applicable Fund agrees to indemnify and hold harmless the Fund Accounting Agent and its affiliates from all taxes, charges, assessments, claims, damages and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and costs and expenses, including without limitation reasonable attorneys’ fees and reasonable disbursements (including, without limitation, those incurred in asserting any claim by the Fund Accounting Agent against the Fund arising from the obligations of the Fund hereunder), arising from any action which the Fund Accounting Agent or its affiliate takes in accordance with the terms of this Agreement or any omission by the Fund Accounting Agent to act or any other matter with respect to which the Fund Accounting Agent is otherwise relieved of liability or entitled to be held harmless as provided elsewhere in this Agreement; provided that the Fund Accounting Agent and its affiliates shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of the Fund Accounting Agent’s own, or its affiliate’s or agent’s (for whose actions the Fund Accounting Agent is responsible under this Agreement) willful misfeasance, bad faith, negligence or breach of this Agreement. Notwithstanding the foregoing, in no event shall a Fund incur liability to the Fund Accounting Agent or its affiliates if the Fund is prevented, forbidden from or delayed in performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed by the Fund, by reason of factors beyond the Fund’s reasonable control (including acts of civil or military authority, national emergencies, general work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply); provided, however, that for the avoidance of doubt, the Fund Accounting Agent’s failure to perform its obligations under this Agreement shall be excused to the extent that such failure to perform is caused by or results from the Fund’s aforementioned failure to perform.

(d)     The Fund Accounting Agent agrees to indemnify and hold harmless the Funds from all taxes, charges, assessments, claims, damages and liabilities arising from the Fund Accounting Agent’s failure to meet its obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and costs and expenses, including without limitation reasonable attorneys’ fees and reasonable disbursements (including, without limitation, those incurred in asserting any claim by any Fund against the Fund Accounting Agent arising from the obligations of the Fund Accounting Agent hereunder), to the extent that such damages arise out of the Fund Accounting Agent’s own, or its affiliate’s or agent’s (for whose actions the Fund Accounting Agent is responsible under this Agreement) willful misfeasance, bad faith, negligence or breach of this Agreement, provided that the Funds shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of a Fund’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement.

(e)     Upon the occurrence of any event that causes or may cause any loss, damage or expense to one or more Funds or Portfolios, the Fund Accounting Agent (i) shall reasonably promptly notify each such Fund or Portfolio of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and avoid continuing harm to each such Fund or Portfolio. Upon the occurrence of any event that causes or may cause any loss, damage or expense to the Fund Accounting Agent, the applicable Fund (i) shall reasonably promptly notify the Fund

Accounting Agent of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and avoid continuing harm to the Fund Accounting Agent.

(f)     The Fund Accounting Agent will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as the Fund Accounting Agent may deem appropriate, in each case in a commercially reasonable amount deemed by the Fund Accounting Agent to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyberliability insurance coverage deemed by the Fund Accounting Agent to be appropriate (with due regard for industry standards, if any) to address damages arising from a Security Breach (as defined in Section 10(i)). The Fund Accounting Agent agrees to provide the Funds with summaries of its applicable insurance coverage, and agrees to provide updated summaries monthly or as requested by the Funds.

(g)     In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The party seeking indemnification will cooperate reasonably, at the indemnifying party’s expense, with the indemnifying party in the defense of such claim; provided, however, that the party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent. The indemnifying party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

8.     COMPENSATION. As compensation for services rendered by the Fund Accounting Agent during the term of this Agreement, each Fund or each Fund on behalf of its applicable Portfolios, will pay to the Fund Accounting Agent a fee or fees as may be agreed to from time to time in writing by the Fund and the Fund Accounting Agent.

9.     DURATION AND TERMINATION.

(a)     Term. This Agreement shall be effective on the date first written above and shall continue in full force and effect until 11:59:59 PM (Eastern time) on December 31, 2021 (the “Initial Term”). The effective date of the Agreement for each Fund or Portfolio thereof listed at Exhibit A will be the first day the assets of the Fund or Portfolio are held in custody by The Bank of New York Mellon and the Fund Accounting Agent commences providing the services contemplated hereunder. This Agreement shall automatically renew for successive periods of one (1) year each (each, a “Renewal Term”), unless a particular Fund or the Fund Accounting Agent gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the relevant Fund at 11:59:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable. For purposes of this Agreement, “Term” shall mean the Initial Term including, if applicable, any Renewal Term.

(b)     Termination for Cause. Notwithstanding the preceding paragraph (a) of this Section 9, in the event that the Fund Accounting Agent or a Fund (as applicable, a “Defaulting Party”) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein (including, in the case of the Fund Accounting Agent, through (I) persistent non-material failures to perform its duties or obligations hereunder or (II) the persistent failure to meet key performance indicators pursuant to Section 4 of this Agreement, including the failure, as determined by a Fund in its sole discretion, of the Fund Accounting Agent to deliver the Anticipated Improvements under a Rectification Plan), the other party (the “Other Party”) shall have given written notice thereof to the Defaulting Party, and such material failure shall not have been remedied to the reasonable satisfaction of the Other Party within thirty (30) days after such written notice is received, then, as applicable, the Fund or Funds may terminate this Agreement by providing thirty (30) days written notice of such termination to the Fund Accounting Agent, or the Fund Accounting Agent may terminate this Agreement by providing one hundred twenty (120) days written notice of such termination to the Fund or Funds. In addition, notwithstanding the preceding sentence, this Agreement may be terminated by one or more Funds (i) immediately in the event of an appointment of a conservator or receiver for the Fund Accounting Agent or any parent of the Fund Accounting Agent by a regulatory agency or court of competent jurisdiction or, (ii) by providing thirty (30) days written notice of such termination to the Fund Accounting Agent in the event that the Fund Accounting Agent is indicted for a crime, commences any bankruptcy or insolvency proceeding or has such a proceeding initiated against it which is not dismissed within sixty (60) days, or suffers any other material adverse change in its condition, operations or professional reputation that is determined by a Fund in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Fund. Upon termination of the Agreement pursuant to this paragraph (b) with respect to any Fund or Portfolio, the Fund, on behalf of the applicable Portfolio, shall pay to the Fund Accounting Agent such compensation as shall have accrued to the effective date of such termination.

(c)     Termination for Convenience. Any Fund may terminate this Agreement with respect to such Fund or its Portfolio(s) for any reason provided that (i) the applicable Fund shall be required to provide the Fund Accounting Agent at least sixty (60) days’ notice of the effective date of such termination (the “Termination for Convenience Date”); (ii) on the Termination for Convenience Date, the applicable Fund shall pay the Fund Accounting Agent its compensation due through the Termination for Convenience Date and shall reimburse Fund Accounting Agent for its reasonable out-of-pocket costs, expenses and disbursements incurred through the Termination for Convenience Date; provided, however, that if the applicable Fund provides less than sixty (60) days’ notice of the Termination for Convenience Date, then on the Termination for Convenience Date the Fund shall pay the Fund Accounting Agent its compensation due through the date occurring sixty (60) days after the date of delivery of such lesser notice (based upon the average compensation previously earned by Fund Accounting Agent with respect to such Fund or Portfolio for the two (2) calendar months most recently preceding the delivery date of such notice) and shall reimburse the Fund Accounting Agent for its reasonable out-of-pocket costs, expenses and disbursements incurred through the Termination for Convenience Date; and (iii) notwithstanding the foregoing, if the end of the Term (as defined in paragraph (a) of this Section 9) is to occur less than sixty (60) days from the date of notice of termination, the applicable Fund shall provide such lesser notice as may be reasonably practicable, and on the Termination for Convenience Date the applicable Fund shall pay the Fund Accounting Agent its compensation due through the Termination for Convenience Date and shall reimburse Fund Accounting Agent for its reasonable out-of-pocket costs, expenses and disbursements incurred through the Termination for Convenience Date.

(d)     Early Termination. If the Funds, or any Fund or Funds representing a majority of the assets serviced pursuant to this Agreement at such time, terminates this Agreement pursuant to paragraph (c) of this Section 9 (other than in connection with a liquidation or a merger, acquisition or reorganization whereby the surviving entity is serviced by the Fund Accounting Agent) before the expiration of the Initial Term (an “Early Termination”), at or prior to the effective date of the Early Termination, such Fund or Funds, as the case may be, shall pay to the Fund Accounting Agent in the aggregate (with each Fund bearing a pro rata portion based on its net assets as of the last day of the most recently completed calendar month) a one-time cash payment (an “Early Termination Fee”) equal to the following schedule: (i) three million ($3,000,000) dollars if the effective date of the termination of this Agreement is in the first year of the Initial Term; (ii) one million five hundred thousand ($1,500,000) dollars if the effective date of the termination of this Agreement is in the second year of the Initial Term; and (iii) after the end of the second year of the Initial Term of this Agreement and during any subsequent extension thereof, no Early Termination Fee shall be due. The Funds acknowledge and agree that the Early Termination Fee is not a penalty but reasonable compensation to the Fund Accounting Agent for the termination of services before the expiration of the Initial Term.

(e)     Termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

(f)     Notwithstanding any provision of this Section 9 to the contrary, in the event that this Agreement is terminated in its entirety, the parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for one year or for such shorter period of time as the parties may mutually agree is necessary for the Fund Accounting Agent to deliver the books and records and any other properties of the Funds held hereunder by the Fund Accounting Agent to a successor provider of accounting services in an orderly manner.

(g)     Any termination of services under this Agreement shall not affect the rights and obligations of the parties under Sections 7, 9 and 10 hereof.

10.	CONFIDENTIALITY AND DATA SECURITY.

(a)     The Fund Accounting Agent agrees to keep confidential, and to cause its employees and agents to keep confidential, all records of the Funds and information relating to the Funds, including without limitation information as to their respective shareholders and their respective portfolio holdings, unless the release of such records or information is made (i) in connection with the services provided under this Agreement, (ii) at the written direction of the applicable Funds or Managers or otherwise consented to, in writing, by the such Funds or Managers, (iii) in response to a request of a governmental, regulatory or self-regulatory authority or agency or pursuant to a subpoena, court order or other legal process, in each case with respect to which the Fund Accounting Agent has determined, on the advice of counsel, that it is required to comply, or (iv) where the Fund Accounting Agent has determined, on the advice of counsel, that the failure to release such information would expose the Fund Accounting Agent to civil or criminal contempt proceedings; provided in the case of clause (iii) or (iv) the Fund Accounting Agent provides the applicable Fund written notice of such requirement to release such records or information, to the extent such notice is permitted. The foregoing shall not be applicable to any information that is publicly available when provided and shall cease to be applicable to any information that thereafter becomes publicly available, other than through a breach of this Section 10(a), or that is independently derived by any party hereto without the use of any information derived in connection with the services provided under this Agreement. Notwithstanding the foregoing but subject to Section 10(d), (i) the Fund Accounting Agent may use information regarding the Funds in the connection with certain functions performed on a centralized basis by the Fund Accounting Agent and its Affiliates or its or their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage) and disclose such information, but only for the purpose of servicing the Funds in connection with the relationship contemplated by this Agreement or providing additional services to the Fund, to its Affiliates and to its or their service providers who are subject to the confidentiality obligations hereunder with respect to such information; and (ii) the Fund Accounting Agent may aggregate Fund or Portfolio data with similar data of other customers of the Fund Accounting Agent (“Aggregated Data”) and may use Aggregated Data so long as such Aggregated Data represents such a sufficiently large sample that no Fund or Portfolio data can be identified either directly or by inference or implication.

(b)     Each Fund agrees to keep confidential all information relating to the Fund Accounting Agent’s business (it being understood, however, that the existence and the terms of this Agreement, with the exception of fee information, are required to be publicly disclosed by the Funds), unless the release of such records or information is (i) necessary to facilitate the receipt of services provided under this Agreement, (ii) in response to a request of a governmental, regulatory or self-regulatory authority or agency or pursuant to a subpoena, court order or other legal process, in each case with respect to which the Fund has determined, on the advice of counsel, that it is required to comply, or (iii) where the Fund has determined, on the advice of counsel, that the failure to release such information would expose the Fund to civil or criminal contempt proceedings; provided in the case of clause (ii) or (iii) the Fund provides the Fund Accounting Agent written notice of such requirement to release such records or information, to the extent such notice is permitted. The foregoing shall not be applicable to any information that is publicly available when provided and shall cease to be applicable to any information that thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information derived in connection with the services provided under this Agreement.

(c)     Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the GLB Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

(d)     Without limiting the generality of the preceding paragraph (a), the Fund Accounting Agent acknowledges and agrees that the Funds are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to the Fund Accounting Agent hereunder is made strictly under the conditions of confidentiality set forth in Section 10(a) hereof and solely for the purposes of the performance of accounting services hereunder, that any unauthorized disclosure or misuse of such information (including by the Fund Accounting Agent or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding portfolio holdings of the Funds shall be restricted to those persons needing such information in the course of the performance of duties hereunder, and that the Fund Accounting Agent shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such confidential information.

(e)     The parties acknowledge and agree that any breach of Section 10(a) hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 10(a) hereof, the non-breaching party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 10(a) hereof.

(f)     The Fund Accounting Agent will implement and maintain a written information security program (the “Security Program”) that contains appropriate security measures designed to safeguard confidential records and information of the Funds consistent with applicable statutes, laws, rules and regulations, and definitive and binding guidance or interpretations of applicable regulatory authorities of any of the foregoing from time to time, including to the extent applicable the personal information of the Funds’ shareholders, employees, directors and/or officers that the Fund Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account with the Fund Accounting Agent. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

(g)     The Security Program shall have administrative, technical and physical safeguards, appropriate to the type of information concerned, designed: (i) to maintain the security and confidentiality of records and information of the Funds; (ii) to protect against anticipated threats or hazards to the security or integrity of such records and information; and (iii) to protect against unauthorized access to or use of such records and information. The Fund Accounting Agent shall develop, implement and maintain, at its sole expense, a system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the SOC controls framework. Such safeguards will include, but shall not be limited to, virus protection, password protection and encryption of data in transmission at a minimum standard of AES 256. The Fund Accounting Agent will provide the Fund, at least annually, with the most recent SOC reports of its systems and methodologies prepared by an independent third party, and will provide executive summaries of its most recent penetration and ethical hack testing of its internet-facing environment relevant to the systems used to provide services under this Agreement (in the form generally provided by the Fund Accounting Agent to other similarly situated customers of services similar to the services provided under this Agreement), as conducted by a qualified, independent third party selected by the Fund Accounting Agent. The Fund Accounting Agent shall maintain books and records sufficient to demonstrate its compliance with the terms of this Section 10(g).

(h)     Upon reasonable notice to the Fund Accounting Agent, the Fund Accounting Agent will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Funds once annually and at such other times as the Funds may reasonably request to review the Fund Accounting Agent’s security controls and any deficiencies identified in the SSAE-18 audit reports, and for the Fund Accounting Agent to review with the Funds the penetration testing results and provide such additional information concerning the penetration tests as the Fund Accounting Agent determines to be prudent. At such meeting, the Funds may view the Fund Accounting Agent’s security-related policies and procedures; however, no documentation may be copied, shared, transmitted or removed from the Fund Accounting Agent’s premises, except as mutually agreed. In the event that the Funds identify any control deficiencies, the Fund Accounting Agent will discuss such findings with the Funds and will use reasonable efforts to develop a mutually agreeable remediation plan. All nonpublic documentation and information disclosed to the Funds in accordance with this Section shall be deemed proprietary and confidential information of the Fund Accounting Agent. The Funds shall not disclose such documentation or information to any third party (except to the extent permitted, necessary or required pursuant to Section 10(b)) or use it for any purpose other than evaluating the Fund Accounting Agent’s security controls, except that the Funds may disclose the Fund Accounting Agent’s SSAE-18 summary to the Funds’ external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information.

(i)     In the event of any actual or reasonably suspected, based on Fund Accounting Agent’s experience, breach of security of its systems resulting in the actual or reasonably suspected, based on Fund Accounting Agent’s experience, unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the confidential records or information of a Fund (each, a “Security Breach”), upon learning of the Security Breach, the Fund Accounting Agent shall notify such Fund as promptly as reasonably possible of the relevant facts related to such Security Breach then known to the Fund Accounting Agent, and of additional relevant facts promptly after they become known to the Fund Accounting Agent, in the manner provided in Section 11 of this Agreement and also by sending notice to cybersecurity@leggmason.com and/or such other electronic mail address or addresses as a Fund may specify by written notice to the Fund Accounting Agent. The Fund Accounting Agent shall at its sole cost: (i) promptly investigate such Security Breach; (ii) resolve or mitigate the vulnerability that facilitated the Security Breach to the extent possible; (iii) restore any lost or damaged data using generally accepted data restoration techniques; and (iv) conduct a root cause analysis to provide the Fund with a summary of the findings and actions taken to prevent recurrence of such Security Breach. If a Security Breach occurs with respect to personal information in the possession or under the control of the Fund Accounting Agent or any of its affiliates, subsidiaries, agents or employees, the Fund Accounting Agent shall be responsible for each Fund’s reasonable costs associated with responding to such Security Breach, including, but not limited to, the costs of notifying affected individuals and taking any remedial action required by applicable statutes, laws, rules and regulations and any such other remedial action that the Fund Accounting Agent reasonably deems necessary (with due regard for industry standards, if any).

(j)     If the Fund Accounting Agent uses any subsidiary or affiliate to perform the duties assigned to the Fund Accounting Agent by this Agreement, such subsidiary or affiliate shall have appropriate controls in place to meet the objectives of this Section 10, and the Fund Accounting Agent shall exercise oversight over each such subsidiary or affiliate to ensure ongoing compliance with the objectives of this Section 10.

11.	NOTICES.

(a)     All notices and other communications, excluding Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed, if to the Fund Accounting Agent, to:

The Bank of New York Mellon

135 Santilli Highway

Everett, MA 02149

Attention: Christopher Healy

with a copy to:

The Bank of New York Mellon

225 Liberty Street

New York, NY 10286

Attention: Asset Servicing - Legal

if to the Fund, to:

Legg Mason & Co., LLC

Attn: General Counsel

100 First Stamford PI., 6th FI.

Stamford, CT 06902

or at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

12.	MISCELLANEOUS.

(a)     This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

(b)     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party, nor may the duties of either party hereunder be delegated, without the prior written consent of the other party, except that (i) the Fund Accounting Agent may assign or delegate certain of its obligations hereunder to an affiliate or subsidiary of the Fund Accounting Agent without the Funds’ prior written consent, provided that the Fund Accounting Agent shall remain responsible for the actions and omissions of such affiliate or subsidiary as if such actions or omissions were taken by the Fund Accounting Agent and (ii) the Fund Accounting Agent may assign or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that the Fund Accounting Agent gives the relevant Funds ninety (90) days’ prior written notice of such assignment or transfer, such assignment or transfer does not impair the provision of services under this Agreement in any material respect, in the reasonable view of the Funds, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of the Fund Accounting Agent; and (iii) the Fund Accounting Agent may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of the Fund Accounting Agent under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall require the prior written consent of the relevant Funds. The Fund Accounting Agent shall notify the Funds promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of the Fund Accounting Agent or any parent of the Fund Accounting Agent.

(c)     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and all schedules, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(d)     Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(e)     This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

(f)     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(g)     This Agreement shall be deemed to be a contract made in the State of New York and governed by laws of the State of New York, without regard to principles of conflicts of law. Each of the parties hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

(h)     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(i)     Regulation GG. Each Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). For the avoidance of doubt, the term “engage” shall not be deemed to include a passive investment made in the ordinary course of business. Each Fund hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Fund Accounting Agent pursuant to this Agreement or otherwise between or among any party hereto.

13.	FUNDS AS PARTIES; LIMITATION ON FUND LIABILITIES.

(c)     The Fund Accounting Agent acknowledges and agrees that the obligations assumed by each of the Funds hereunder shall be limited in all cases to the assets of the Fund or Portfolio(s) thereof, as applicable, and that the Fund Accounting Agent may not seek satisfaction of any such obligation from the officers, agents, employees, trustees, directors or shareholders of the Fund or of any Portfolio of the Fund, and to the extent such trustees or officers are regarded as entering into this Agreement, they do so only as trustees or officers and not individually and that the obligations of this Agreement are not binding upon any such trustee, officer, employee or shareholder individually, but are binding only upon the assets and property of said Fund (or Portfolio thereof). The Fund Accounting Agent hereby agrees that such trustees, officers, employees or shareholders shall not be personally liable under this Agreement and that the Fund Accounting Agent shall look solely to the property of the Fund (or Portfolio thereof) for the performance of the Agreement or payment of any claim under the Agreement.

(d)     A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund.

(e)     This Agreement is an agreement entered into between the Fund Accounting Agent and each of the Funds with respect to each of such Fund’s Portfolios, as applicable. With respect to any obligation of the Fund on behalf of any Portfolio arising out of this Agreement, the Fund Accounting Agent shall look for payment or satisfaction of such obligation solely to the assets of the Portfolio to which such obligation relates with the same effect as if the Fund Accounting Agent had separately contracted with the Fund by separate written instrument with respect to each Portfolio.

(f)     Notwithstanding that certain Funds are not registered with the SEC as investment companies under the 1940 Act, unless instructed otherwise, all services provided hereunder by the Fund Accounting Agent to or for the benefit of such Funds shall be performed as if such Funds were so registered.

(g)     Additional management investment companies (each a “New Fund”) and additional portfolios or series of existing management investment companies that are listed on Exhibit A hereto or of New Funds (each a “New Portfolio”) may from time to time be added as Funds and Portfolios serviced under this Agreement by (A) delivery to the Fund Accounting Agent of (i) an executed instrument of adherence by the New Fund or the existing Fund of which the New Portfolio is a series, pursuant to which such New Fund or Fund, as applicable, agrees to become bound by and party to this Agreement with respect to the New Portfolio, (ii) an amendment and restatement of Exhibit A setting forth the appropriate information as to such New Fund and its series or portfolios or as to such New Portfolio, and (iii) copies of the Governing Documents of such New Fund and/or New Portfolio and (B) the Fund Accounting Agent’s receipt of the foregoing documents, whereupon the Fund Accounting Agent shall agree in writing to the addition of such New Fund and its series or portfolios or such New Portfolio, provided that such New Fund and New Portfolio, as applicable, has become or is to become a party to the Custodian Services Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE BANK OF NEW YORK MELLON

By	/s/ Chris Healy

Name: Chris Healy
Title: Managing Director

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON EXHIBIT A HERETO

By	/s/ Jane Trust

Name: Jane Trust
Title: President

Exhibit A

List of Funds and Portfolios

(As of January 2, 2018)

OPEN-END FUNDS

Legg Mason Funds Trust

ClearBridge Real Estate Opportunities Fund

Legg Mason Global Asset Management Trust

BrandywineGLOBAL – Alternative Credit Fund

BrandywineGLOBAL – Diversified US Large Cap Value Fund

BrandywineGLOBAL – Dynamic US Large Cap Value Fund

BrandywineGLOBAL – Global Flexible Income Fund

BrandywineGLOBAL – Global High Yield Fund

BrandywineGLOBAL – Global Opportunities Bond Fund

BrandywineGLOBAL – Global Unconstrained Bond Fund

BrandywineGLOBAL – International Opportunities Bond Fund

ClearBridge International Growth Fund

ClearBridge Small Cap Fund

ClearBridge Value Trust

Martin Currie Emerging Markets Fund

Martin Currie International Unconstrained Equity Fund

Martin Currie SMASh Series EM Fund

QS Global Market Neutral Fund

QS International Equity Fund

QS Strategic Real Return Fund

QS U.S. Small Capitalization Equity Fund

RARE Global Infrastructure Value Fund

Legg Mason Partners Equity Trust

ClearBridge Aggressive Growth Fund

ClearBridge All Cap Value Fund

ClearBridge Appreciation Fund

ClearBridge Dividend Strategy Fund

ClearBridge Energy MLP & Infrastructure Fund

ClearBridge Global Health Care Innovations Fund

ClearBridge International Small Cap Fund

ClearBridge International Value Fund

ClearBridge Large Cap Growth Fund

ClearBridge Large Cap Value Fund

ClearBridge Mid Cap Fund

ClearBridge Mid Cap Growth Fund

ClearBridge Select Fund

ClearBridge Small Cap Growth Fund

ClearBridge Small Cap Value Fund

ClearBridge Sustainability Leaders Fund

ClearBridge Tactical Dividend Income Fund

EnTrustPermal Alternative Core Fund

QS Conservative Growth Fund

QS Defensive Growth Fund

QS Global Dividend Fund

QS Global Equity Fund

QS Growth Fund

QS International Dividend Fund

QS Moderate Growth Fund

QS S&P 500 Index Fund

QS U.S. Large Cap Equity Fund

Legg Mason Partners Income Trust

Western Asset Adjustable Rate Income Fund

Western Asset California Municipals Fund

Western Asset Corporate Bond Fund

Western Asset Emerging Markets Debt Fund

Western Asset Global High Yield Bond Fund

Western Asset Global Strategic Income Fund

Western Asset Intermediate Maturity California Municipals Fund

Western Asset Intermediate Maturity New York Municipals Fund

Western Asset Intermediate-Term Municipals Fund

Western Asset Managed Municipals Fund

Western Asset Massachusetts Municipals Fund

Western Asset Mortgage Backed Securities Fund

Western Asset Municipal High Income Fund

Western Asset New Jersey Municipals Fund

Western Asset New York Municipals Fund

Western Asset Oregon Municipals Fund

Western Asset Pennsylvania Municipals Fund

Western Asset Short Duration High Income Fund

Western Asset Short Duration Municipal Income Fund

Western Asset Short Term Yield Fund

Western Asset Short-Term Bond Fund

Legg Mason Partners Institutional Trust

Western Asset Institutional Government Reserves

Western Asset Institutional Liquid Reserves

Western Asset Institutional U.S. Treasury Obligations Money Market Fund

Western Asset Institutional U.S. Treasury Reserves

Western Asset Select Tax Free Reserves

Western Asset SMASh Series C Fund

Western Asset SMASh Series EC Fund

Western Asset SMASh Series M Fund

Western Asset SMASh Series TF Fund

Legg Mason Partners Money Market Trust

Western Asset Government Reserves

Western Asset New York Tax Free Money Market Fund

Western Asset Prime Obligations Money Market Fund

Western Asset Tax Free Reserves

Western Asset U.S. Treasury Reserves

Legg Mason Partners Premium Money Market Trust

Western Asset Premium Liquid Reserves

Western Asset Premium U.S. Treasury Reserves

Legg Mason Partners Variable Equity Trust

ClearBridge Variable Aggressive Growth Portfolio

ClearBridge Variable Appreciation Portfolio

ClearBridge Variable Dividend Strategy Portfolio

ClearBridge Variable Large Cap Growth Portfolio

ClearBridge Variable Large Cap Value Portfolio

ClearBridge Variable Mid Cap Portfolio

ClearBridge Variable Small Cap Growth Portfolio

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio

QS Variable Conservative Growth

QS Variable Growth

QS Variable Moderate Growth

Legg Mason Partners Variable Income Trust

Western Asset Core Plus VIT Portfolio

Western Asset Variable Global High Yield Bond Portfolio

Master Portfolio Trust

Government Portfolio

Liquid Reserves Portfolio

Short Term Yield Portfolio

Tax Free Reserves Portfolio

U.S. Treasury Obligations Portfolio

U.S. Treasury Reserves Portfolio

Western Asset Funds, Inc.

Western Asset Core Bond Fund

Western Asset Core Plus Bond Fund

Western Asset High Yield Fund

Western Asset Inflation Indexed Plus Bond Fund

Western Asset Intermediate Bond Fund

Western Asset Macro Opportunities Fund

Western Asset Total Return Unconstrained Fund

OPEN-END FUNDS (ETFS)

Legg Mason ETF Investment Trust

ClearBridge All Cap Growth ETF

ClearBridge Dividend Strategy ESG ETF

ClearBridge Large Cap Growth ESG ETF

Legg Mason Developed ex-US Diversified Core ETF

Legg Mason Emerging Markets Diversified Core ETF

Legg Mason Emerging Markets Low Volatility High Dividend ETF

Legg Mason Global Infrastructure ETF

Legg Mason International Low Volatility High Dividend ETF

Legg Mason Low Volatility High Dividend ETF

Legg Mason Small-Cap Quality Value ETF

Legg Mason US Diversified Core ETF

Western Asset Total Return ETF

CLOSED-END FUNDS

ClearBridge American Energy MLP Fund Inc.

ClearBridge Energy MLP Fund Inc.

ClearBridge Energy MLP Opportunity Fund Inc.

ClearBridge Energy MLP Total Return Fund Inc.

BrandywineGLOBAL-Global Income Opportunities Fund Inc.

Legg Mason Permal Alternatives fund Inc.

LMP Capital and Income Fund Inc.

Western Asset Corporate Loan Fund Inc.

Western Asset Emerging Markets Debt Fund Inc.

Western Asset Global Corporate Defined Opportunity Fund Inc.

Western Asset Global High Income Fund Inc.

Western Asset High Income Fund II Inc.

Western Asset High Income Opportunity Fund Inc.

Western Asset High Yield Defined Opportunity Fund Inc.

Western Asset Income Fund

Western Asset Intermediate Muni Fund Inc.

Western Asset Investment Grade Defined Opportunity Trust Inc.

Western Asset Managed Municipals Fund Inc.

Western Asset Middle Market Debt Fund Inc.

Western Asset Middle Market Income Fund Inc.

Western Asset Mortgage Defined Opportunity Fund Inc.

Western Asset Municipal Defined Opportunity Trust Inc.

Western Asset Municipal High Income Fund Inc.

Western Asset Municipal Partners Fund Inc.

Western Asset Premier Bond Fund

Western Asset Variable Rate Strategic Fund Inc.

Western Asset/Claymore Inflation-Linked Opportunities & Income Fund

Western Asset/Claymore Inflation-Linked Securities & Income Fund

CAYMAN ISLAND FUNDS

Western Asset Government Money Market Fund, Ltd.

Western Asset Institutional Cash Reserves, Ltd.

Western Asset Institutional Liquid Reserves, Ltd.

Western Asset Short Term Yield Fund, Ltd.

Western Asset U.S. Treasury Obligations Money Market Fund, Ltd.

Western Asset U.S. Treasury Reserves, Ltd.

CAYMAN ISLAND FUNDS (CFCS)

Alternative Core Fund, Ltd.

Permal Hedge Strategies Fund Ltd.

Real Return Fund, Ltd.

Western Asset/Claymore Inflation-Linked Opportunities & Income Fund CFC

Exhibit B

Financial Reporting Services

BNY Mellon shall provide the following financial reporting services for each Fund:

•	Financial Statement Preparation & Review

•

Prepare for the review by designated officer(s) of the Fund financial information regarding the Portfolio that will be included in the Fund’s semi-annual and annual shareholder reports (including Portfolio of Investments, Summary of Fund Expenses, Financial Highlights, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows and Notes to Financial Statements), Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable; Prepare for the review of the Investment Adviser of the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A (including closed end interval funds and those with continuous offerings) and other registration statements (including for example, expense table data, including acquired fund fees and expenses (“AFFE”), Trustee compensation information, payments made to brokers, pro formas for Form N-14, etc.), Form N-PORT, Form N-CEN, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

•	Review to ensure complete and accurate disclosures are included, which appropriately reflect fund activity and portfolio transactions that occurred during the reporting period;

•	Perform comprehensive review to ensure disclosures capture the most recently mandated GAAP, SEC and N-1A rules and regulations;

•	Prepare financial statement drafts within the agreed-upon time frame;

•	Maintain database of standard Notes to Financial Statements as defined by LM. Ensure that annual and semi-annual reports conform to the standardizations;

•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

•

Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit work papers and other schedules and provide relevant support, such as expense accruals and invoices;

•	Coordinate the audit confirmation process (including preparation of items to be confirmed, maintenance of a file/database of counterparty contact information/account numbers used in prior audit cycles, reaching out to affiliates to obtain counterparty contact information, coordination during the audit between auditors and affiliates);

•	Coordinate agreed upon procedures with the independent accountants of Funds with preferred shares;

•	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by BNY Mellon;

•	Prepare and coordinate CPO-PQR filings (certain open end and closed end funds);

•	Holiday Dividend Calendar for Exchange Traded Funds and annual SAI updates; and

•	Collateral Monitoring for certain types of collateral, as mutually agreed upon in advance.

•	Typesetting Services

•	Upon Fund approval, coordinate the printing of annual and semi-annual financial reports as may be mutually agreed upon.

•	Vendor Survey Information

•	Prepare and disseminate vendor survey information.

•	Closed End Fund Services

•	Prepare Ratings Agency Tests as required by Rating Agencies and Articles Supplementary;

•	Provide 1940 Act leverage and senior equity coverage ratios; and

•	Calculation and daily accrual of taxes for MLP Funds (tax rate to be provided by the Fund or Manager).

•	Money Market Fund Services

•	Provide periodic (weekly and monthly) reporting of money fund data to rating agencies (Fitch, etc.);

•	Calculate daily shadow (mark-to-market) net asset value as appropriate (required for constant NAV money funds electing amortized cost and penny rounding valuation methodology);

•	Calculate daily and weekly liquidity percentage for money fund Portfolios;

•	Provide 4-decimal shadow and floating NAV, daily and weekly liquidity percentage, and fund flows data for posting to Fund websites;

•

Assist the Portfolios’ compliance with the reporting requirements of Rule 2a-7, that a money market fund file with the SEC a monthly report of its portfolio holdings on Form N-MFP current as of the last business day of the previous month, no later than the fourth business day of each month (the “Form N-MFP Deadline”):

•

Subject to the authorization and direction of the Fund or its Manager, in accordance with procedures that may be established from time to time between the Manager and BNY Mellon, BNY Mellon will prepare for review by designated officers of the Funds a monthly report on Form N-MFP and file it with the SEC on behalf of the Funds as of the last business day of the previous month on or prior to the Form N-MFP Deadline.

•

In order to prepare Form N-MFP, BNY Mellon will aggregate data from its systems, authorized vendors and the Manager. Each Fund acknowledges that certain data required in Form N-MFP, if not obtainable from a third-party data source, must be provided by the Fund or the Manager on behalf of the Fund, including the General Information, Items 1 to 10, 19, 20, 32, 34, 37 to 39, 43, 44 and 46 of Form N-MFP. Each Fund acknowledges that certain data required in Form N-MFP will be provided by third parties including Items 30, 33 and 34 of Form N-MFP.

•

Assist the Portfolios’ compliance with the reporting requirement of Rule 2a-7, that a money market fund post on its website, no later than the fifth business day of the month (the “Portfolio Holdings Deadline”), a schedule of its portfolio investments as of the last business day of the previous month:

•

BNY Mellon will provide the Fund, its Manager, and/or its designated third parties as instructed from time to time, the following portfolio holdings data required by Rule 2a-7 for each month prior to the Portfolio Holdings Deadline with respect to each Portfolio and each class thereof: (a) Dollar-weighted average portfolio maturity; and (b) Dollar weighted average portfolio maturity determined without reference to the exceptions in Rule 2a-7 (d) regarding interest rate adjustments.

•

BNY Mellon will provide the Fund, its Manager, and/or its designated third parties as instructed from time to time, the following portfolio holdings data required by Rule 2a-7 for each month prior to the Portfolio Holdings Deadline with respect to each security held by the Portfolio: (a) Name of the issuer; (b) Category of investment; (c) CUSIP (if any); (d) Principal amount; (e) Maturity Date; (f) Final Legal Maturity Date; (g) Coupon or Yield; and (h) Amortized cost value.

•

The Parties acknowledge that yield may be calculated by BNY Mellon or provided by the Fund or its Manager and that the Fund or its Manager shall confirm the Category of Investment determination suggested by BNY Mellon.

•	Neither BNY Mellon nor the Vendor, in connection with a particular Money Market Fund Services report, will: (i) access,

post reports to or perform any service on a Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by BNY Mellon in advance.

•

Each Fund acknowledges that it shall be each Fund’s responsibility to retain for the periods prescribed by Rule 2a-7 (1) its Forms N-MFP produced by BNY Mellon and (2) its portfolio holdings information on its website.

•

Unless mutually agreed in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Fund Services reports. At the request of a Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, customize Money Market Fund Services reports from time to time.

•

Each Fund represents and warrants to BNY Mellon that the Fund or its Portfolio has the necessary licenses from each nationally recognized statistical ratings organization whose ratings are set forth in its Forms N-MFP as contemplated hereby.

•

The Parties acknowledge that BNY Mellon is required to rely upon data provided by the Fund or third parties (“Data”) in providing the Services. BNY Mellon does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, BNY Mellon will not be liable for any delays in the transmission of reports, Forms N-MFP, portfolio holdings or transmission of Data or inaccuracies of, errors in or omission of, Data in connection with the provision of the Services in each case provided by the Fund, its Manager or any other third party. Except as explicitly set forth herein, BNY Mellon shall assume no liability to the Fund of any kind or nature whatsoever in relation to this Agreement or the Service.

Exhibit C

Pricing Source Schedule